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                          June 28, 2023

       Gary LeCroy
       Chief Executive Officer
       GALAXY NEXT GENERATION, INC.
       285 Big A Road
       Toccoa, Georgia 30577

                                                        Re: GALAXY NEXT
GENERATION, INC.
                                                            Registration
Statement on Form S-1
                                                            Filed June 26, 2023
                                                            File No. 333-272937

       Dear Gary LeCroy:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Taylor
Beech at 202-551-4515 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services